                       CHANTAL PHARMACEUTICAL CORPORATION
                         12901 West Jefferson Boulevard
                         Los Angeles, California 90066

                                  June 6, 1997

To Our Stockholders:

     Last year was one of the most extraordinary in our 18-year history in terms of both accomplishments and challenges. Rather than review the past year's events, I want to take this opportunity to announce recent developments which I strongly believe will enable this Company to reach its goal of becoming an integrated marketing and distribution company of our proprietary Ethocyn-based Chantal Skin Care cosmetic products. Toward this goal we have, since the 1995 launch of our products, sought to identify candidates for directors and senior management positions. I am pleased to report on the success of our efforts.

     I am delighted to welcome Donald Belvedere, Roy Benjamin, Polly Bergen, Sheldon Brody and Joseph Daly to the Board of Directors. These highly respected individuals, of varied professional backgrounds, bring a breadth of business experience to the Company, and I fully expect to involve each of them in the Company's operations.

       . Mr. Belvedere is the Chief Executive Officer of Belvedere International, Inc., a privately-held manufacturer of health and beauty products. Before forming this company, he was President of Revlon Canada and President of Max Factor Canada.

       . Mr. Benjamin has over 25 years of experience in the health and beauty industry. His most recent position was Corporate Executive Vice President of Cosmair (L'Oreal USA) where he was responsible for the company's marketing and sales strategies and for all retail distribution. Prior to that Mr. Benjamin was President of L'Oreal's U.S. Retail Division and responsible for all fragrance, cosmetic and hair products. From 1976 to 1979, he served as Executive Vice President for U.S. Marketing for Max Factor. His early professional career included almost 18 years at Revlon in a variety of positions including Vice President of Sales and Marketing, Toiletries.

       . Ms. Bergen, an internationally recognized stage and screen star, was the founder and Chief Executive Officer of a public cosmetic company, which marketed a full line of skin care, make-up and fragrance products. Having served as a new product development and marketing consultant to the Company since November 1996, Ms. Bergen has agreed to become the Chief Operating Officer of the Company.

       . Mr. Brody is Chairman and Chief Executive Officer of Markraft Apparel Group, which has marketing rights that include Jones New York Mens Wear and Alpert Nippon Mens Wear and has distributions channels with major department stores across the country. Markraft manufactures in and imports fashion apparel from the Caribbean Basin and Pacific Rim countries.

       . Mr. Daly is one of the most respected executives in the marketing and advertising industriess. He is the former Chairman of DDB Needham Worldwide, Inc. and Chairman Emeritus of DDB Needham Worldwide, Inc., the international advertising agency.

I am confident that these new members to the Board, along with Norman Estrin, George Goldstein, and Robert Pinco, who will continue to serve as directors, will provide valuable management to the Company. I look forward to working with all of them.

     In recent days, and pivotal to the Company's goal of becoming an integrated marketing and distribution Company, the Company has reached an agreement-in-principal with the Company's U.S. distributor, Stanson Marketing Inc., to terminate the Marketing Agreement of June 1995. Although the 1995 agreement provides an option for the Company to acquire Stanson, we concluded that, based on a review of Stanson's earnings and the current market price of the Company's common stock, exercising the option would not be a prudent investment for the Company. However, we determined that it would be best for the Company if the Agreement was terminated, and we are pleased that we have been able to reach this agreement-in-principal with Stanson. I wish to take this opportunity to thank Stanson and Fred Reinstein for helping the Company reach a major milestone in fiscal 1996 with the successful introduction of the Ethocyn-based Chantal Skin Care products in chain and independent drug stores throughout the U.S. and Canada.

     To direct the Company's Ethocyn cosmetic products' North American marketing and distribution programs, Joseph DeKamma, a leader of the cosmetic and fragrance industry for over 35 years, has joined the Company as Executive Vice President. Mr. DeKamma's early professional career includes his serving in executive capacities at several major health and beauty corporations including at Faberge for 12 years. Following this experience, since 1979 Mr. DeKamma has been an entrepreneur, marketing and distributing nationally recognized cosmetic and fragrance brands in the U.S. and Canada. He is already hard at work setting up the Company's infrastructure for the marketing and distribution of our products and meeting with our customers in various market sectors.

     Accompanying this letter are the Notice of Special Meeting of Stockholders, a Proxy Statement and a copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended June 30, 1996. At the meeting, proposals for the election of directors and the approval of an amendment to the Company's Certificate of Incorporation to increase the number of shares of common stock authorized for issuance from 20,000,000 to 50,000,000 will be considered and acted on. For the reasons set forth in the Company's Proxy Statement, the Board of Directors unanimously recommends that you vote for the Board of Directors' nominees and in favor of the proposal to approve the amendment to the Certificate of Incorporation. In order to ensure that your shares are represented at the Special Meeting, I urge you to promptly sign, date and return the enclosed Proxy in the envelope provided for that purpose which requires no postage if mailed in the United States. Your Proxy may be withdrawn or revoked at any time prior to the Special Meeting.

     With our expanded Board and new management team, combined with our superb and proven products, we believe the Company is well positioned for growth and rebuilding shareholder value.

     We wish to thank our dedicated and loyal employees for their continued efforts. Rino Gemelli, who served the Company as Vice President of Operations from 1990 to 1997, epitomized this dedication and loyalty. He passed away on May 24, 1997. We will all miss him.



                                    Chantal Burnison,
                                    Chairman and Chief Executive Officer

                       CHANTAL PHARMACEUTICAL CORPORATION

                                _______________

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 17, 1997


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Chantal Pharmaceutical Corporation (the "Special Meeting") will be held on Tuesday, June 17, 1997, at 3:00 P.M., at the Hotel Inter-Continental, 111 East 48th Street, New York, New York 10017, for the purpose of considering and voting upon:

1.   The election of directors.

2. Approval of an amendment to the Company's Certificate of Incorporation to increase the number of shares of common stock, $.01 par value, authorized for issuance from 20,000,000 to 50,000,000.

3.   Such other business as may properly come before the meeting.

     The close of business on May 16, 1997, has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the Special Meeting and any adjournment thereof, and only stockholders of record on such date shall be entitled to notice of and to vote at the Special Meeting.

     Please promptly date, sign and mail the enclosed proxy card using the enclosed addressed envelope which needs no postage if mailed within the United States.

                              By Order of the Board of Directors,



                              Chantal Burnison,
                              Chairman of the Board

Dated: June 6, 1997

                                PROXY STATEMENT

                       CHANTAL PHARMACEUTICAL CORPORATION
                         12901 WEST JEFFERSON BOULEVARD
                         LOS ANGELES, CALIFORNIA  90066

                        SPECIAL MEETING OF STOCKHOLDERS

     This proxy statement is furnished to stockholders in connection with the solicitation by the Board of Directors of Chantal Pharmaceutical Corporation (the "Company") of proxies to be voted at a Special Meeting of Stockholders of the Company (the "Special Meeting") to be held on June 17, 1997, at 3:00 P.M., and at any adjournment thereof. This proxy statement and the proxies solicited hereby are first being sent or delivered to stockholders on or about June 6, 1996.

     The Special Meeting has been called for the following purposes: (1) election of directors, and (2) approval of an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock, $.01 par value (the "Common Stock"), authorized for issuance from 20,000,000 to 50,000,000 (the "Amendment").

VOTING

      All proxies delivered pursuant to this solicitation may be revoked by the stockholder at any time prior to its use by voting in person at the Special Meeting, by executing a later proxy, or by submitting a written notice of revocation to the Secretary of the Company at the Company's office or at the Special Meeting. If the proxy is signed properly by the stockholder and is not revoked, it will be voted at the Special Meeting. If a stockholder specifies how the proxy is to be voted, the proxy will be voted in accordance with such specification.

      If no specification is indicated on the proxy, the voting rights represented thereby will be voted to (1) elect the Board's nominees for director; (2) approve the Amendment; and (3) transact such other business as may properly come before the Special Meeting.

      Holders of record of shares of Common Stock, $.10 par value and Series C Voting Convertible Preferred Stock, $.10 par value (the "Series C Preferred Stock") at the close of business on May 16, 1997 (the "Record Date"), are entitled to notice of and to vote at the Special Meeting. Each share of Common Stock and Series C Preferred Stock entitles the holder to one vote per share on each matter to be acted upon by the stockholders of the Company. On the Record Date, there were 18,190,516 shares of Common Stock; and 500,000 shares of Series C Preferred Stock, issued and outstanding. Accordingly, the total number of votes possible to be cast at the Special Meeting is 18,690,516.

      The presence at the meeting in person or by proxy of stockholders entitled to cast a majority of the votes at the Special Meeting constitutes a quorum.
The approval of the Amendment requires the affirmative vote of the holders of a majority of the shares of Common Stock and Series C Preferred present in person or by proxy at the Special Meeting and entitled to vote, voting together as a class. Abstentions have the same legal effect as a vote against the Amendment.

PROPOSAL NUMBER 1 - ELECTION OF DIRECTORS

     The Company's Board of Directors has nominated nine persons to be elected at the Special Meeting to serve as directors of the Company until the next annual meeting of stockholders and until their respective successors shall have been elected and shall have qualified. Nine of the nominees currently serve as directors of the Company. It is the intention of the persons named in the proxy to vote for the election of the persons named below. If any nominee is unable or unwilling to serve, which the Board of Directors does not anticipate, the persons named in the proxy will vote for another person in accordance with their judgment.

     The following information is supplied with respect to each person nominated and recommended to be elected by the Board of Directors of the Company and is based upon the records of the Company and information furnished to it by the nominees. Reference is made to "Security Ownership of Certain Beneficial Owners" for information pertaining to stock ownership by the nominees.

                                                                  Position(s) with      Has served as
Name                                                      Age        the Company        director since
----                                                      ---   ---------------------   --------------

Chantal Burnison                                           46   Chairman of the Board   May 1982
                                                                and Chief Executive
                                                                Officer

Donald Belvedere                                           58   Director                June 1997

Roy Benjamin                                               61   Director                June 1997

Polly Bergen                                               66   Director                June 1997
                                                                and Chief Operating
                                                                Officer

Sheldon Brody                                              57   Director                June 1997

Joseph Daly                                                79   Director                June 1997

Dr. Norman Estrin                                          57   Director                June 1996

Dr. George Goldstein                                       63   Director                June 1996

Robert Pinco                                               52   Director                April 1992


  Ms. Burnison is Chief Executive Officer and Chairman of the Board of Directors of the Company and Chantal Skin Care Corporation ("Chantal Skin Care"). She has served as Chairman of the Board and in various senior executive positions of the Company since May 1982, at which date the Company (then known as Interferon Pharmaceutical Corporation) acquired from CBD Pharmaceutical Corporation ("CBD"), a company controlled by her and her family, the licensing rights to the patents and safety and efficacy test data conducted to such date for the X-Andron synthetic anti-androgen compounds (including Cyoctol and Ethocyn) and the Metcyclor family of cancercidal compounds. In May 1994, she became Chairman of the Board and Chief Executive Officer of the Company's 90% owned subsidiary, Chantal Skin Care. In addition to being a corporate executive, Chantal Burnison is a chemist, biologist and attorney. She is co-inventor on the patents and patent applications relating to the compounds which are licensed from CBD and has co-authored numerous scientific medical publications. Prior to joining the Company, her employment experience included serving as a vice president and general legal counsel to a steel company, a partner in a Los Angeles based law firm specializing in corporate and commercial property law, as corporate counsel to several other private companies, and as a chemist in plastics in private industry. She has, and continues to, serve as a director on the boards of several privately-held corporations. Since 1980, Ms. Burnison has served as president of CBD which is engaged in the development and marketing of products unrelated and not in competition with the business of the Company. See "Certain Relationships and Related Transactions."

  Mr. Belvedere became a director in June, 1997. He presently serves as the President and Chief Executive Officer of Belvedere International, Inc., a privately-held manufacturer of health and beauty products. Before founding this company, he was President of Revlon Canada from 1977 to 1981 and President of Max Factor Canada from 1973 to 1977.

  Mr. Benjamin became a director in June, 1997. Mr. Benjamin has over twenty-five years of executive experience in the health and beauty industry. From 1990 to 1993, he was Corporate Executive Vice President of Cosmair (L'Oreal USA) where he was responsible for the companies marketing and sales strategies and for all retail distribution. From 1986 to 1989, Mr. Benjamin was President of L'Oreal's U.S. Retail Operations and was responsible for all fragrance, cosmetic and hair products. From 1982 to 1986 Mr. Benjamin served as General Manger at Warner Cosmetics and from 1979 to 1982 as President of Schrafft's Candy. He was Executive Vice President for U.S. Marketing for Max Factor from 1976 to 1979. Prior to that Mr. Benjamin spent almost 18 years at Revlon in a variety of positions including Vice President of Sales and Marketing, Toiletries.

  Ms. Bergen became a director in June, 1997. Since November 1997, she has been a consultant to the Company, primarily with respect to product development and marketing to department stores in North America. She has agreed to be the Chief Operating Officer of the Company following the Special Meeting. Ms. Bergen is an Emmy Award winning actress having won the Emmy for best actress for CBS-TV's "The Helen Morgan Story" and been twice nominated for best actress in the ABC mini-series "Winds of War" and "War and Remembrance." From 1965 to 1973, Ms. Bergen was President and Chief Executive Officer of Polly Bergen Cosmetics, which marketed a full line of skin care, make-up and fragrance products. Mrs. Bergen served as the first woman director on

Singer Corporation's Board of Directors. She is a founder and former President of the National Business Council for Women, and a noted lecturer, author and recording artist. Ms. Bergen currently serves as a director or trustee of a number of charitable organizations, including The Martha Graham Dance Center and Cancer Care, Inc.

  Mr. Brody became a director of the Company in June, 1997. For the past 35 years, Mr. Brody has been an entrepreneur in the apparel industry in the United States. He presently serves as Chairman and Chief Executive Officer of Marcraft Apparel Group. Marcraft Apparel Group has marketing rights that include Jones New York Mens Wear and Albert Nipon Mens Wear. In addition to its North American distribution operations, Marcraft manufactures in and imports fashion apparel from both the Caribbean Basin and Pacific Rim countries.

  Mr. Daly is the former Chairman of DDB Needham Worldwide, Inc., and the present Chairman Emeritus of DDB Needham Worldwide, Inc., the international advertising agency. He has served as Chairman of the Board of DDB Needham Worldwide, Inc. from 1974 to 1986, and thereafter as Chairman of the Executive Committee of the Board.

  Dr. Estrin became a director in June 1996. Dr. Estrin also serves as a consultant to the Company with respect to certain U.S. and international cosmetic regulatory agency rules and regulations. Dr. Estrin is a 25 year veteran of the cosmetic industry. Dr. Estrin assists pharmaceutical, cosmetic and other companies in executing international marketing and distribution programs. In addition, he serves as a consultant to government agencies, medical conference planning organizations and an international marketing management company. Dr. Estrin was Senior Vice President - Science, at the Cosmetic, Toiletry and Fragrance Association from 1968 through 1985. Dr. Estrin left CTFA in 1985 to assume the position of Vice President - Science and Technology at the Health Industry Manufacturers Association, where he developed a number of international and domestic programs relating to the medical device industry.

  Dr. Goldstein became a director in June 1996. Dr. Goldstein has served as a consultant to major pharmaceutical companies that include Aprex Corporation, Church and Dwight, Inc., Johnson and Johnson, Sterling Drug, Inc., Proctor and Gamble, Glaxo, Fisens, Smith Kline Beecham, and others. Dr. Goldstein presently is the President, Director and Co-founder of Pharmaceutical Discovery Corporation. For fifteen years prior to the formation of Pharmaceutical Discovery Corporation, he held several positions, including Corporate Vice President, Worldwide Medical and Regulatory Affairs, at Sterling Drug Inc., of New York, New York.

  Mr. Pinco became a director in April 1992. Mr. Pinco is an attorney and licensed pharmacist. He is a partner and Director of the Food and Drug Group of the Washington, D.C. office of Akin, Gump, Strauss, Hauer & Feld. Additionally, Mr. Pinco serves as an Adjunct Professor of Pharmacy Practice and Administrative Sciences at the University of Maryland. Between 1974-1977, Mr. Pinco was the Director of the Over-the-Counter Drug Evaluation Division of the United States Food and Drug Administration ("FDA"). Prior thereto, from 1972-1974, Mr. Pinco was an Assistant General Counsel with the White House Special Action Office for Drug Abuse Prevention and between 1969-1972 served as an attorney with the Office of Chief Counsel, Bureau of Narcotics and Dangerous Drugs (now the Drug Enforcement Agency) of the Department of Justice. Akin, Gump, Strauss, Hauer & Feld serves as FDA legal counsel to the Company.

Compensation of Directors

  In April 1997, the Company granted Dr. Estrin options for the purchase of 45,000 shares, at an exercise price of $1 5/16 per share, of which 25,000 are immediately exercisable and the remaining 20,000 become exercisable upon re-election to the Board at the Annual Meeting following the first anniversary of service as a director. These options replaced options previously granted to Dr. Estrin in June 1996.

  In June 1996, the Company granted Dr. Goldstein options for the purchase of 40,000 shares at an exercise price of $7.00 per share, which exercise price was reduced to 1 5/16 in April, 1997, of which 20,000 are immediately exercisable and the remaining 20,000 become exercisable upon re-election to the Board at the Annual Meeting following the first anniversary of service as a director.

  In April 1997, the Company granted Mr. Pinco options for the purchase of 40,000 shares at an exercise price of $1 5/16, of which 20,000 are immediately exercisable and the remaining 20,000 become exercisable upon the re-election to the Board at the Annual Meeting following the first anniversary of grant.

  In June 1997, the Company granted each of Messrs. Belvedere, Benjamin, Brody and Daly options for the purchase of 40,000 shares at an exercise price of $1.00 per share, of which 20,000 are immediately exercisable and the remaining 20,000 become exercisable upon re-election to the Board at the Annual Meeting following the first anniversary of service as a director.

Meetings of the Board of Directors

     During fiscal year ended June 30, 1996, there were four meetings of the Board of Directors. Currently, the Board of Directors has no audit, nominating or compensation committees.

Security Ownership of Certain Beneficial Owners

     The following table sets forth certain information as of June 6, 1997, pertaining to ownership of the Company's Common Stock and Series C Preferred Stock determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, by (i) persons known to the Company to own 5% or more of the Company's Common Stock and Series C Preferred Stock, (ii) each director, (iii) executive officers named in the compensation table below, and (iv) directors and officers of the Company as a group.

     The information contained below has been obtained from the Company's records, or from information furnished directly by the individual or entity to the Company.

Name and Address                      Number of Shares Owned     Percentage of Class
----------------                      ----------------------     -------------------

Chantal Burnison*                             1,312,103 (1)                      7.0

Donald Belvedere*                                20,000 (2)                       (3)

Roy Benjamin*                                    20,000 (2)                       (3)

Polly Bergen*                                    50,000 (2)                       (3)

Sheldon Brody*                                   20,000 (2)                       (3)

Joseph Daly*                                     20,000 (2)                       (3)

Robert Pinco*                                    20,000 (2)                       (3)

Norman Estrin*                                   25,000 (2)                       (3)

George Goldstein*                                22,000 (2)                       (3)

Mark Dworkin*                                          - -                        (3)

Rino Gemelli (4)                                       - -                        (3)

CBD Pharmaceutical Corporation
  147 E. Liberty Street
  Reno, Nevada  89501                         1,209,503                          6.5

All Directors and Officers
as a group (13 persons)                       1,560,203 (1)(2)                   8.3

______________________________

* The address of each director and officer is c/o Chantal Pharmaceutical Corporation, 12901 West Jefferson Boulevard, Los Angeles, California 90066.
(1) Includes, 1,209,503 shares owned by CBD Pharmaceutical Corporation, which is controlled by Ms. Burnison and certain members of her family.
(2)  Includes shares issuable upon exercise of currently exercisable options.
(3)  Less than one percent.
(4)  Mr. Gemelli died in May 1997.

Executive Compensation

   The following table shows, as to the Chief Executive Officer and as to each of the other two most highly compensated executive officers whose salary plus bonus exceeded $100,000 during the last fiscal year, information concerning all compensation paid for services to the Company in all capacities during the last three fiscal years.

                                                                                                     Long Term
                                                        Annual Compensation                         Compensation
                                            ----------------------------------------------     ---------------------
                                                                              Other Annual     Securities Underlying
Name and Principal Position                 Year         Salary       Bonus   Compensation        Options/SARS(1)
---------------------------                 ----         ------       -----   ------------     ---------------------
Chantal Burnison                            1996          266,997 (2) 5,000       ---                     ---
   Chief Executive Officer                  1995          200,769 (2)   ---       ---                     ---
                                            1994          186,747 (2)   ---       ---                     ---

Mark Dworkin (3)                            1996          153,946    25,000     18,000              300,000 shares
   President

Rino Gemelli (4)                            1996          112,518    33,376       ---                     ---
   Vice President and                       1995           65,141       ---       ---                     ---
   Director  of  Product                    1994           48,698       ---       ---                     ---
   Production

______________

(1) All numbers reflect the number of shares of Common Stock subject to options granted during the fiscal year.
(2) Includes $107,692, $90,000 and $21,000 received as compensation from Chantal Skin Care Corporation.
(3) Mr. Dworkin provided consulting services in early fiscal 1996 and then joined the Company as an officer in August 1995.
(4) Mr. Gemelli died in May 1997. He also was an officer and director of the Company's 90% owned subsidiary, Chantal Skin Care in the last fiscal year.

      The amount of compensation paid or distributed during the last fiscal year and not described above with respect to any individual named in the Summary Compensation Table did not exceed the lesser of $25,000 or 10% of the compensation table for such person.

Options Grants in Last Fiscal Year

     The following table sets forth certain information regarding grants of stock options made during the fiscal year ended June 30, 1996 to the executive officers named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                  Percent of
                                Total Options
                  Number of      Granted to      Exercise or
                   Options      Employees in     Base Price    Expiration
   Name            Granted       Fiscal Year      Per Share       Date
   ----           ---------     -------------    -----------   ----------
Marc Dworkin      500,000 (1)   100%             5.00          6/30/02 (1)

____________

(1) In July 1995, Mr. Dworkin was granted options to purchase an aggregate of 500,000 shares of Common Stock of the Company at a purchase price of $5.00 per share. The right to exercise such options vests in installments of 100,000 each as follows: The first installment of 100,000 options vests if earnings per share of the Company are at least $.25 for two consecutive quarters prior to June 30, 1996; the second, if earnings per share of the Company are at least $1.50 for the fiscal year ending June 30, 1996, the third if earnings per share of the Company are at least $4.00 for the fiscal year ending June 30, 1997, the fourth if earnings per share of the Company are at least $5.00 for the fiscal year ending June 30, 1998, and the last if earnings per share of the Company are at least $6.00 for the fiscal year ending June 30, 1999. The options vest only if Mr. Dworkin is, at the vesting date, an employee of the Company and expire three years from
     the date they vest.   Per Mr. Dworkin's option agreement, 200,000 of the
     options granted to him in fiscal 1996 terminated.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                   Number of           Value of All Unexercised
                    Shares                    Unexercised Options        In-the-Money Options
                   Acquired      Value        at Fiscal Year-End        at Fiscal Year End (1)
     Name         on Exercise   Realized   Exercisable/Unexercisable   Exercisable/Unexercisable
---------------   -----------   --------   -------------------------   -------------------------
Marc Dworkin       -             -         0/300,000                   $0/$0

------------------
(1) Based upon the last reported sale price of the Common Stock on NASDAQ National Market System on June 30, 1996.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     No directors, officers or beneficial owners of more than 10% of the Company's Common Stock failed to file on a timely basis reports required by
Section 16(a) of the Securities and Exchange Act of 1934, except for the filings of an Initial Statement of Beneficial Ownership on Form 3 by each of Drs. Estrin and Goldstein and the filing by Dr. Goldstein of the Statement of Change of Beneficial Ownership on Form 4 for July and August 1996, each of which were filed on December 4, 1996.

Certain Relationships and Related Transactions

     In May 1982, the Company acquired a license for the exclusive manufacturing and marketing rights to the X-Andron Series compounds (including Ethocyn and Cyoctol) and Metcyclor compounds and all derivatives and isometric families thereof from CBD Pharmaceutical Corporation, which is controlled by Chantal Burnison and certain members of her family, in exchange for 2,614,500 shares of the Company's Common Stock and an agreement to pay an aggregate royalty of
(I) 8% of the wholesale price of all licensed compounds and products containing licensed compounds manufactured and sold directly by the Company to the wholesale or retail markets; and (ii) 8% of all revenues derived by the Company from royalty or other sales-based compensation pursuant to any sublicense, joint venture or other marketing or development agreement between the Company and any other party with respect to the licensed compounds. The term of the Company's license from CBD Pharmaceutical Corporation is equal to the period during which any of such compounds are protected under any patent rights which may issue from the United States Patent Office. Total royalty expense under such royalty arrangement with CBD was $414 for the year ended June 30, 1993. No royalty expense was recorded for the years ended June 30, 1994 and 1995. As of June 30, 1993, the Company had accrued liabilities of $19,159 for unpaid royalties pursuant to this agreement. The obligation to make payments to CBD Pharmaceutical Corporation with respect to Ethocyn-based cosmetics products was assumed by Chantal Skin Care in connection with the License Agreement between the Company and Chantal Skin Care. In July 1994 and in conjunction with Ethocyn U.S. and international marketing negotiations then in progress, CBD Pharmaceutical Corporation agreed with the Company and Chantal Skin Care to terminate the 8% royalty obligation, effective August 1, 1994, and in lieu thereof, to accept from the Company 300,000 shares of its Common Stock and from Chantal Skin Care 300,000 shares of its Common Stock.

     Since May 1984, the law firm of Staubach Teich & Partner, of which
Dr. Rainer Staubach is a partner, has served as European legal and regulatory counsel to the Company. Dr. Staubach, a former director and officer of the Company, is the husband of Chantal Burnison, Chairman of Board and Chief Executive Officer of the Company.

     In June 1993, CBD Pharmaceutical Corporation agreed to invest $150,000 of royalties owed it by acquiring Units, each Unit consisting of one share of the Company's Series B Convertible Preferred Stock and five Common Stock purchase warrants, for $5.00 per Unit, all on the same terms and conditions as other unrelated investors in the Company's June 1993 private placement. The warrants expired in April 1994 unexercised. At June 30, 1996, the 30,000 shares of Series B

Convertible Preferred Stock were automatically converted in accordance with the terms thereof into 240,000 shares of Common Stock of the Company.

     On March 15, 1994, the Company entered into a License agreement (the "License") with Cyto Skin Care Corporation ("Cyto Skin Care") pursuant to which the Company licensed to Cyto Skin Care the rights to distribute and sell Ethocyn-based cosmetics and skin care products (i.e. non-pharmaceutical products) in the United States, Canada, Mexico and the Caribbean. Cyto Skin Care issued to the Company in consideration for the License, 10,910,812 shares of its Common Stock. Under the License, Cyto Skin Care was obliged to use its best efforts to expeditiously launch the marketing and sale of Ethocyn-based cosmetic skin care products (the "Chantal Line") by September 30, 1994, but in no event later than December 31, 1994. In August of 1994, Cyto Skin Care changed its name to Chantal Skin Care Corporation ("Chantal Skin Care"). The License is terminable at the option of the Company if during the term of the License Chantal Skin Care does not achieve sales of the Chantal Line of at least $5,000,000 in the initial nine months following execution of the License; $20,000,000 during calendar 1995; and $50,000,000 in calendar 1996. Although Chantal Skin Care did not achieve the requisite product sales, the Company does not intend to exercise its termination rights.

     On February 24, 1995, the Company announced that it had decided to seek to acquire the shares of Chantal Skin Care which the Company did not then own. In furtherance thereof, on March 9, 1995, the Company commenced an exchange offer seeking to acquire the shares of Chantal Skin Care owned by shareholders located outside the United States, through the exchange of one (1) share of Common Stock of the Company for one share of Common Stock of Chantal Skin Care. On June 16, 1995, the Company accepted for exchange 1,780,000 shares of Chantal Skin Care Common Stock. Accordingly, the Company now owns 12,690,812 shares of Chantal Skin Care or 90% of the outstanding Chantal Skin Care shares. The Company intends to effect a merger of Chantal Skin Care with and into a newly formed wholly owned subsidiary of the Company on the same basis as the exchange for the shares owned by persons outside the United States.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION TO THE BOARD OF DIRECTORS OF ALL THE NOMINEES.

Proposal Number 2 - Proposed Amendment to Certificate of Incorporation to Increase the Number of Shares of Common Stock Authorized for Issuance

     On March 21, 1997, the Board of Directors unanimously adopted resolutions, subject to the approval of stockholders, approving an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock, $.01 par value per share, authorized for issuance from 20,000,000 to 50,000,000. The Amendment to the Certificate of Incorporation is set for as Exhibit A to this Proxy Statement.

     The holders of Common Stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors and are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company. Holders of Common Stock do not have preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions in the Company's Certificate of Incorporation. Holders of Common Stock are entitled to one vote per share on all matters which stockholders are entitled to vote upon at all meetings of stockholders.

     The Board of Directors has deemed it in the best interests of the Company to increase the number of authorized shares. Management believes that it is necessary to have such shares available for potential issuances in order to afford the Company greater flexibility in meeting any future capital requirements of the Company and for other corporate needs which may arise.

     The Company is currently subject to certain obligations to issue shares of Common Stock pursuant to the exercise of outstanding options and warrants and upon conversion of the Company's Series C Preferred Stock, as described below. Of the 20,000,000 currently authorized shares, at April 30, 1997, 18,190,516 shares were issued and outstanding and an aggregate of 635,000 shares were reserved for issuance upon exercise of various outstanding options.

     All outstanding shares of Series C Preferred Stock shall be automatically converted on the later of (i) the date the Certificate of Incorporation is amended to increase the number of authorized shares of Common Stock to at least 30,000,000 and (ii) the date a registration statement with respect to the Common Stock issuable upon conversion of shares of Series C Preferred Stock is declared effective by the Securities and Exchange Commission. Accordingly, 500,000 shares of the newly authorized shares will be reserved for issuance upon such conversion.

     The Company has previously announced that it had decided to seek to acquire the shares of Chantal Skin Care Corporation, a 90% owned subsidiary of the Company, through the merger of Chantal Skin Care Corporation with and into a newly formed wholly-owned subsidiary of the Company on the basis of one share of the Company for each share of Chantal Skin Care Corporation. The Company will be required to issue 1,409,193 shares of Common Stock pursuant to the proposed merger. An additional 852,000 shares of Common Stock will be reserved for issuance upon exercise of currently outstanding options to purchase shares of Chantal Skin Care Corporation, which by virtue of the merger are expected to become options to purchase Common Stock of the Company.

     On October 30, 1996, the Company completed the sale of $5.25 million principal amount of 8% convertible debentures due December 31, 1998. The debentures were sold to investors qualifying as "non U.S. persons" in an offering completed under Regulation S. The debentures were convertible into shares of common stock of the Company as to one-third of the principal amount of each debenture after forty five (45) days from the date of issuance, an additional one-third after seventy five (75) days from the date of issuance and the balance after ninety days (90) from the date of issuance. The conversion price is the lesser of $3.91 or 80% of the average closing bid price of the Company's common stock for the five business days immediately preceding the conversion date. The Company, in accordance with the terms of the debentures, notified those debenture holders exercising their conversion option for the first one-third of their debentures, that the Company intended to exercise its rights under the debentures to pay cash in lieu of such conversion and notified all debenture holders that it intended to also redeem the balance of the debentures for a negotiated purchase price. Such redemption was not completed. The Company has sought to restructure the 1996 Regulation S offering but to date has been unable to do so. Were all the debentures converted as of the earliest date in accordance with the terms, the Company would be required to issue approximately 3.5 million shares of common stock, which is in excess of the number of authorized but unissued shares available prior to the proposed amendment. Were the debentures converted at May 16, 1997, approximately 6,000,000 shares would have been issuable based on the five day average price of $1.09 for the five trading days ended on that date. A portion of the shares of common stock being authorized may be issued upon conversion of the 1996 debentures or in connection with a restructuring of these debentures.

     As a result of the Amendment, there will be approximately 18,190,516 shares of Common Stock outstanding, 3,396,193 shares reserved for issuance upon the conversion or exercise of the aforementioned securities and 28,413,291 authorized but unissued shares, some of which could be issued as stated above. The Amendment would create a larger excess of authorized but unissued shares.

     Other than as set forth above, the Board of Directors of the Company has no plans, proposals, commitments, undertakings or arrangements which would result in the issuance of any additional shares of Common Stock.

     The affirmative vote of the holders of shares representing a majority of the votes entitled to be cast at the Special Meeting is required to authorize the Amendment.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.

Solicitation Statement

     All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to the use of the mails, solicitations may be made by regular employees of the Company by telephone, telegraph, or personal contact, without additional compensation. The Company will, upon request, reimburse brokerage houses and persons holding shares of Company Common Stock in the name of their nominee for their actual out-of-pocket expenses in sending solicited material to their principals. The Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies, at an estimated cost of $15,000, plus reasonable expenses.

Submission of Stockholder Proposals

     Any stockholder desiring to submit a proposal for action at the 1996 Annual Meeting of Stockholders which the stockholder desires to be presented in the Company's Proxy Statement with respect to such meeting should submit such proposals to the Company at its principal place of business no later than February 10, 1998.

Independent Auditors

     BDO Seidman L.L.P. has been selected to serve as independent auditors of the Company for its fiscal year ending June 30, 1997. Representatives of BDO Seidman are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so and be available to respond to appropriate questions. BDO Seidman served as the Company's independent auditors for the fiscal year ending June 30, 1996.

     The Company's 1996 Annual Report on Form 10-K, exclusive of exhibits, will be mailed without charge to any stockholder entitled to vote at the meeting, upon written request to: Chantal Pharmaceutical Corporation, 12901 West Jefferson Boulevard, Los Angeles, California 90066, Attention: Investor Relations.

Other Matters

     The Board of Directors did not know, a reasonable time before the commencement of the solicitation, of any business constituting a proper subject for action by the stockholders to be presented at the Special Meeting other than as set forth in this Proxy Statement. However, if any such matter should properly come before the meeting, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment.

     The proxies named in the enclosed form of proxy and their substitutes will vote the shares represented by the enclosed form of proxy, if the proxy appears to be valid on its face and a choice is specified on the form of proxy, the shares will be voted in accordance with each specification so made.

     A list of stockholders of record of the Company as of May 16, 1997 will be available for inspection by stockholders during normal business hours from 9:00 A.M. to 5:00 P.M. at the offices of Morrison Cohen Singer & Weinstein, LLP, 750 Lexington Avenue, New York, New York, 10022.

Incorporation by Reference

     In connection with the authorization of additional shares of Common Stock, stockholders are referred to the financial information about the Company contained in the Company's Annual Report on Form 10-K which accompany's this Proxy Statement as the Company's Annual Report to Stockholders, including the financial statements under Item 8, and Management's Discussion and Analysis of Financial Condition and Results of Operation under Item 7.

                              By Order of the Board

                              Chantal Burnison
                              Chairman and Chief Executive Officer

                                                                       EXHIBIT A
                                                                       ---------

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                       CHANTAL PHARMACEUTICAL CORPORATION

              (Under Section 242 of the General Corporation Law)

      CHANTAL PHARMACEUTICAL CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

      FIRST:   The name of the Corporation is Chantal Pharmaceutical
Corporation.

      SECOND: The Certificate of Incorporation of the Corporation is hereby amended by striking out the first sentence of Article "FOURTH" thereof and by substituting in lieu of said sentence the following provisions:

             "FOURTH: The aggregate number of shares which the Corporation is authorized to issue is 51,000,000, divided into 1,000,000 shares of Preferred Stock, par value $.10 per share, and 50,000,000 shares of Common Stock, par value $.01 per share."

      THIRD:   The Amendment to the Certificate of Incorporation herein
certified has been duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate this
day of    , 1997.



                                       ________________________________
                                       Chantal Burnison, Chairman of
                                         the Board and Chief Executive Officer
ATTEST:

_____________________________

                       CHANTAL PHARMACEUTICAL CORPORATION
                                   P R O X Y

                SPECIAL MEETING OF SHAREHOLDERS - JUNE 17, 1997

  This Proxy is solicited on behalf of the Board of Directors. Unless otherwise properly marked, this Proxy will be voted FOR the nominees for directors and FOR Proposal 2 as recommended by the Board of Directors.

  The undersigned hereby appoints Chantal Burnison and Yvette Lamprecht, and each of them, each with full power to act without the other and with full power of substitution, the attorneys and proxies of the undersigned and hereby authorizes them to represent and to vote, all of the shares of Common Stock and Series C Voting Convertible Preferred Stock of Chantal Pharmaceutical Corporation that the undersigned would be entitled to vote, if personally present, at the Special Meeting of Shareholders to be held on Tuesday, June 17, 1997, at 3:00 P.M., local time, and at any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth below:

(1) ELECTION OF DIRECTORS
  Nominees: Chantal Burnison, Donald Belvedere, Roy Benjamin, Polly Bergen, Sheldon Brody, Joseph Daly, Normal Estrin, George Goldstein and Robert Pinco.
        [_] FOR ALL NOMINEES [_] AUTHORITY WITHHELD AS TO ALL NOMINEES For, except authority withheld as to the following nominee(s):

--------------------------------------------------------------------------------
(2) APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK.

                       [_] FOR  [_] AGAINST  [_] ABSTAIN

                         (continued from Reverse Side)

  Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                    Dated: _____________ , 1997

                                                    ---------------------------
                                                    Signature

                                                    ---------------------------
                                                    Signature if held jointly

                                                    PLEASE SIGN, DATE AND
                                                    RETURN THIS PROXY CARD
                                                    PROMPTLY USING THE
                                                    ENCLOSED ENVELOPE.